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                                                                   EXHIBIT 10.33

                            [ZIFF DAVIS MEDIA LOGO]

                                                June 20, 2003

PERSONAL AND CONFIDENTIAL
Mr. Larry Green
356 Broadway, Apartment 3B
New York, NY  10013

Dear Larry:

         We are pleased to extend to you our offer of employment with Ziff Davis Media Inc. (ZDM) as Senior Vice President, Business Development and Worldwide Licensing for the company. You will jointly report both to Bob Callahan, the Chairman and CEO and to me, the Chief Operating Officer and CFO. As we have discussed, this is an important position at ZDM, and it will certainly give you the opportunity to make a major contribution to our business. The challenges for ZDM now and in the future are substantial. We welcome your playing a key role in defining and building-out the global licensing business and also developing the longer-term business growth strategies for each of the ZDM divisional groups.

         This letter sets forth the terms of our offer:

BASE SALARY

         Your annual base salary will be $225,000. You will be eligible for an annual review in which your base salary and other compensation may be adjusted on a discretionary basis. Your initial review will occur on approximately the first anniversary of your starting date with ZDM and subsequent reviews will occur approximately at the time that other members of the management team receive their reviews. Base salary will be paid in accordance with ZDM's standard payroll policies as may be in effect from time to time. Currently, base salary is paid on the 15th and the last day of each month.

ANNUAL INCENTIVE BONUS

         Your annual incentive bonus target for 2003 will be approximately $125,000 and will be based on ZDM's operating performance as well as specific quantitative and qualitative objectives that we will mutually develop. Payment of the annual incentive bonus is at ZDM's discretion and to the extent ZDM determines it is payable, it shall be payable by March 31, of the following year (e.g., the incentive bonus for 2003 shall be payable by March 31, 2004) provided you remain a

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Mr. Larry Green
June 20, 2003
Page 2

full-time employee of ZDM continuously through such date. Your annual incentive bonus target for future years will be determined by you and ZDM on later dates. This annual incentive will be prorated based on the number of days you are employed by ZDM during 2003.

EMPLOYEE STOCK OPTION PLAN

         I will recommend that you be granted an option (the "Option") to purchase shares of certain classes of the capital stock of Ziff Davis Holdings Inc. ("ZDH"), ZDM's indirect parent, pursuant to the ZDH's 2002 Employee Stock Option Plan ("Plan"), on the next date grants from the Plan are made following the day you commence your employment. We currently expect the next grant to occur sometime in the fourth quarter of 2003. The number of shares of each class of stock subject to the Option, and the respective exercise prices thereof, would be as determined by the compensation committee of ZDH. The Option would be subject to the terms and conditions of an option agreement in the form approved by ZDH ("Option Agreement"), and the Plan, and subject to your execution of the Option Agreement.

MEDICAL, DENTAL, LIFE AND DISABILITY INSURANCE AND OTHER BENEFITS

         You will be eligible to participate in the standard ZDM benefits programs that may be in effect from time to time. Your rights and eligibility under each benefits plan will be governed by the terms of such plan. Under ZDM's current plans, you would be eligible to participate in medical, dental, life and disability insurance, and flexible spending and dependent care accounts, effective on the 1st day of your employment with ZDM.

401(k) PLAN

         You will be eligible to participate in ZDM's 401(k) plan that may be in effect from time to time. Your rights and eligibility under each benefits plan will be governed by the terms of such plan. Under ZDM's current 401(k) plan, you would be eligible to participate effective on the 1st day of your employment with ZDM. Among other provisions, ZDM's current 401(k) plan provides that each pay period ZDM will make a matching contribution equal to 50% of the contribution you make up to 4% of your compensation (i.e., the matching contribution may be up to 2% of your compensation), with such matching contributions vesting over a period of 3 years.

VACATION

         You will receive 4 weeks of vacation per year beyond the company holidays.

GENERAL

         Your employment will be on at "at will" basis and may be terminated by either you or ZDM at any time, with or without advance notice or warning, for any reason or no reason. You will be subject to ZDM's employment policies in effect from time to time. ZDM reserves the right to at any time to change its employment policies and to change the terms of (or to discontinue) any of its benefits plans (including its 401 (k) plan). This letter contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all other discussions, negotiations and understandings, whether written or oral, with respect to such subject matter. This letter may not be amended except in a writing signed by each party provided, however, that no amendment altering the "at will" nature of your employment will be effective

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Mr. Larry Green
June 20, 2003
Page 3

unless signed by the Chief Executive Officer of ZDM. Signatures received via facsimile shall be deemed originals for all purposes.

         This offer shall be contingent upon your ability to commence full-time employment with ZDM by no later than July 17, 2003.

         We are extremely pleased to offer you this opportunity to join ZDM and Bob Callahan and I, personally, look forward to once again working with you. Please indicate your agreement with the terms of this letter by signing below and returning your signed copy to me.

         I look forward to your long and prosperous relationship with Ziff Davis Media Inc.

                                                Sincerely,

                                                Bart W. Catalane
                                                Chief Operating Officer and CFO

cc:      Bob Callahan

AGREED AND ACCEPTED:

/s/ Larry Green                                 July 14, 2003
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Larry Green                                     Date